Exhibit 99.1

ARGAN, INC. INCREASES QUARTERLY DIVIDEND BY 20% TO $0.30 PER COMMON SHARE

September 19, 2023 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) announces today that its Board of Directors increased the Company’s quarterly cash dividend by 20% from $0.25 to $0.30 per common share. The dividend will be payable on October 31, 2023 to stockholders of record at the close of business on October 23, 2023.

“Our construction expertise and project capabilities make our business well positioned in the growing opportunities of our end markets,” commented David Watson, Argan’s President and Chief Executive Officer. “With the growth in our business and strength of our balance sheet, we are pleased to increase our commitment of returning value to our stockholders through larger dividends coupled with our existing $125 million share repurchase program.”

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contact: John Nesbett/Jennifer Belodeau

IMS Investor Relations 203.972.9200 argan@imsinvestorrelations.com